CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 25, 2020, relating to the financial statements and financial highlights of VictoryShares USAA MSCI USA Value Momentum ETF, VictoryShares USAA MSCI USA Small Cap Value Momentum ETF, VictoryShares USAA MSCI International Value Momentum ETF and VictoryShares USAA MSCI Emerging Markets Value Momentum ETF (the “Funds”), each a series of Victory Portfolios II, for the period ended June 30, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

October 28, 2020